Exhibit 10.7

FOXHOLLOW TECHNOLOGIES, INC.

FIRST AMENDMENT TO

THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Amendment”) dated May 21, 2004 (the “Effective Date”) is made to the Amended and Restated Investors’ Rights Agreement dated February 24, 2004 (the “Rights Agreement”), by and among FoxHollow Technologies, Inc., a Delaware corporation (the “Company”) and the holders of a majority-in-interest of the Company’s outstanding Registrable Securities (the “Existing Investors”). All defined terms used in this Amendment not otherwise defined herein shall have the same meaning as set forth in the Rights Agreement.

WHEREAS, the Company desires to issue and sell to certain new investors additional shares of Series E Preferred Stock, which, when aggregated with the shares of Series E Preferred Stock already sold and issued by the Company pursuant to the Series E Preferred Stock Purchase Agreement, as amended (the “Purchase Agreement”), and the Company’s 2004 Preferred Stock Plan, results in the sale of up to 20,000,000 shares of the Company’s Series E Preferred Stock;

WHEREAS, the Purchase Agreement has been amended by the Second Amendment to the Series E Preferred Stock Purchase Agreement of even date herewith in order to increase the number of shares of Series E Preferred Stock to be sold pursuant to the Purchase Agreement from 14,700,000 shares to up to 20,000,000 shares;

WHEREAS, certain Existing Investors are Major Holders under the Rights Agreement and possess certain registration rights, rights of first refusal, cosale rights, information rights and other rights pursuant to the Rights Agreement; and

WHEREAS, certain Major Holders desire to waive their right of first refusal contained in the Rights Agreement in connection with the Company’s Series E Preferred Stock financing.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend the Rights Agreement as follows:

I.	Amendment.

A. The following provision is hereby added to the Rights Agreement as Section 6.10:

“6.10 Waiver of Right of First Refusal. The Major Holders hereby agree to waive their right of first refusal contained herein, and the associated rights of notice, with respect to the issuance of Series E Preferred Stock as of its first issuance.”

II.	Miscellaneous.

A. Governing Law. This Amendment shall be governed by and construed and interpreted under the laws of the State of California without reference to conflicts of law principles.

B. Modification. This Amendment may not be altered, amended or modified in any way except by written consent of the Company and the holders of a majority-in-interest of the Company’s outstanding Registrable Securities. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

C. Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

D. Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

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This Amendment to the Rights Agreement is executed as of the Effective Date.

FOXHOLLOW TECHNOLOGIES, INC.

By:	/s/ Robert Thomas
Robert Thomas
President and Chief Executive Officer

FoxHollow Technologies, Inc.

First Amendment to Amended and Restated Investors’ Right Agreement